Exhibit 99.1

Marchex Raises First Quarter 2014 Guidance

Company Sees Increasing Demand for Call-Driven Products Resulting from Strong Client Performance

SEATTLE — (BUSINESS WIRE) – March 19, 2014— Marchex, Inc. (NASDAQ:MCHX), a mobile advertising technology company, today announced it is updating its outlook for the first quarter of the year ending December 31, 2014.

“The momentum continues to build in our business as we provide clear mobile measurement and deliver strong performance to our clients,” said Russell Horowitz, Chairman and CEO of Marchex. “The combination of Marchex’s ability to deliver high quality calls from our Call Marketplace combined with the insight we can deliver through our Call Analytics platform is helping us gain mindshare as a performance leader. We are excited about our progress as we start off the year and look forward to continuing to execute for our clients over the course of 2014.”

The following forward-looking statements reflect Marchex’s expectations as of March 19, 2014 and exclude any contribution from Archeo operations, domain sales and discontinued operations and updates the guidance previously provided on February 19, 2014. Archeo operating results would be incremental and additive to our Call-Driven revenue, profitability, and other measures below:

Call-Driven financial guidance for the First Quarter ending March 31, 2014

Call-Driven Revenue	$42 million or more, up from $40 million or more
Call-Driven Adjusted OIBA [1]	$1.5-$2.1 million, up from $1-$2 million
Call-Driven Adjusted EBITDA [1]	$2.5-$3.1 million, up from $2-$3 million

[1]	These non-GAAP Call-Driven measures assign all Marchex indirect overhead costs to the Call-Driven results.

Marchex plans on updating its outlook for the full year ending December 31, 2014 in early May in connection with its release of financial results for the first quarter of 2014.

About Marchex

Marchex is a mobile advertising technology company. The company provides a suite of products and services for businesses that depend on consumer phone calls to drive sales. Marchex’s mobile advertising platform delivers new customer phone calls to businesses, while its technology analyzes the data in these calls to help maximize ad campaign results. Marchex disrupts traditional advertising models by giving businesses full transparency into their ad campaign performance and charging them based on new customer acquisition.

Please visit www.marchex.com, blog.marchex.com or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Forward-Looking Statements:

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward- looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. All of the information provided in this release is as of March 19, 2014 and Marchex undertakes no duty to update the information provided herein.

Non-GAAP Financial Information:

To supplement Marchex’s consolidated financial statements presented in accordance with GAAP and to provide clarity internally and externally, Marchex uses certain non-GAAP measures of financial performance and liquidity, including OIBA, Adjusted OIBA, and Adjusted EBITDA. Marchex also provides Call-Driven Adjusted OIBA and EBITDA. This press release includes an estimated range of Call-Driven Revenue and Call-Driven Adjusted OIBA and EBITDA for the first quarter of 2014.

OIBA represents income (loss) from operations plus (1) stock-based compensation expense and (2) amortization of intangible assets from acquisitions. This measure, among other things, is one of the primary metrics by which Marchex evaluates the performance of its business. Additionally, Marchex’s management uses Adjusted OIBA, which excludes any gain/loss on sales and disposals of intangible assets for each asset and acquisition and separation related costs as these items are not indicative of Marchex’s recurring core operating results and any domain sales contribution. Adjusted OIBA is the basis on which Marchex’s internal budgets are based and by which Marchex’s management is currently evaluated. Marchex believes these measures are useful to investors because they represent Marchex’s consolidated operating results, taking into account depreciation and other intangible amortization, which Marchex believes is an ongoing cost of doing business, but excluding the effects of certain other expenses or gain/loss such as stock-based compensation, amortization of intangible assets from acquisitions, acquisition and separation related costs, domain sales contribution and gain/loss on sales and disposals of intangible assets. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation, amortization, stock compensation expense, acquisition and separation related cost, domain sales contribution and gain/loss on sales and disposals of intangible assets. Marchex believes that Adjusted EBITDA is another alternative measure of liquidity to GAAP net cash provided by operating activities that provides meaningful supplemental information regarding liquidity and is used by Marchex’s management to measure its ability to fund operations and its financing obligations. Call-Driven Adjusted OIBA and EBITDA includes the above descriptions of Adjusted OIBA and EBITDA for the Call-Driven segment. The Call-Driven Adjusted OIBA and EBITDA assigns all Marchex indirect overhead costs to the Call-Driven results.

Marchex’s management believes that investors should have access to, and Marchex is obligated to provide, the same set of tools that management uses in analyzing the company’s results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, and should not be considered in isolation, as a substitute for, or superior to, GAAP results. Marchex’s non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar titled terms used by other companies, and accordingly, care should be exercised in understanding how Marchex defines its non-GAAP financial measures in this release. Marchex endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements, and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measure.

For further information, contact:

Trevor Caldwell

Marchex Investor Relations

Telephone: 206.331.3600

Email: ir(at)marchex.com

Or

MEDIA INQUIRIES

Sonia Krishnan

Marchex Corporate Communications

Telephone: 206.331.3434

Email: skrishnan(at)marchex.com